UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2006

Dear Shareholder:

I am pleased to invite you to attend the annual meeting of shareholders of Leggett & Platt, Incorporated to be held on Wednesday, May 10, 2006, at 10:00 a.m. local time, at the Company’s Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri. Driving directions to the Cornell Conference Center are included on the back inside cover of this proxy statement.

The enclosed proxy statement contains two proposals from your Board of Directors: (1) the election of 12 directors, and (2) the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006. I encourage you to vote FOR each of these proposals.

The proxy statement also contains a shareholder proposal seeking to add sexual orientation to the Company’s written non-discrimination policy. For reasons explained in the proxy statement, the Board encourages you to vote AGAINST this proposal.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares by telephone at 1-888-693-8683, by Internet at www.cesvote.com or by returning the enclosed proxy or voting instruction card. Specific instructions for these voting alternatives are contained on the proxy or voting instruction card.

I appreciate your continued interest in and support of Leggett & Platt.

Sincerely,

LEGGETT & PLATT, INCORPORATED

/s/ Felix E. Wright
Felix E. Wright
Chairman of the Board and
Chief Executive Officer

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri 64836, on Wednesday, May 10, 2006, at 10:00 a.m. local time:

1.	To elect twelve (12) directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006;

3.	If presented at the meeting, to vote on a shareholder proposal requesting the addition of sexual orientation to the Company’s written non-discrimination policy; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 6, 2006.

An Annual Report to Shareholders outlining the Company’s operations during 2005 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors

Ernest C. Jett
Secretary

Carthage, Missouri

March 31, 2006

Leggett & Platt, Incorporated

ANNUAL MEETING—MAY 10, 2006

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Leggett & Platt, Incorporated (the “Company” or “Leggett”) is providing these materials to you in connection with the Company’s annual meeting of shareholders on May 10, 2006. These materials were first sent to our shareholders on March 31, 2006. As a Leggett shareholder, you are entitled and encouraged to vote on the items of business presented in these proxy materials. You are invited to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders containing financial statements of the Company for the year ended December 31, 2005 and other information has been enclosed in the same mailing with this proxy statement.

You also may request a free copy of our Form 10-K, without exhibits, by writing to the address below, or you may access it in the Investor Relations section of our website at www.leggett.com. Information on our website does not constitute part of this document.

Leggett & Platt, Incorporated

Attn: Investor Relations

No. 1 Leggett Road

Carthage, MO 64836

What business will be voted on at the annual meeting?

Shareholders will vote on the following business items at the annual meeting:

•	The election of twelve (12) directors

•	The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006

•	A shareholder proposal requesting the addition of sexual orientation to the Company’s written non-discrimination policy, if presented at the meeting

•	Any other business that is properly brought before the meeting

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the director nominees

•	FOR the ratification of PricewaterhouseCoopers as our independent registered public accounting firm

•	AGAINST the shareholder proposal requesting the addition of sexual orientation to the Company’s written non-discrimination policy

What shares can I vote?

The only class of outstanding voting securities is the Company’s $.01 par value common stock. Each share of common stock issued and outstanding as of the close of business on March 6, 2006, the record date, is entitled to one vote on each matter submitted to a vote at the annual meeting. As of the record date, we had 182,401,106 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock owned by you as of the record date. This includes (i) shares held directly in your name as the shareholder of record, (ii) shares held for you in Company benefit plans, and (iii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.” As summarized below, there are some differences between shares held of record and those held in street name.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, UMB Bank, you are considered the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Benefit Plans

If you participate in the Company’s Stock Bonus Plan and/or 401(k) Plan, you will receive a voting instruction form in a separate mailing for these shares. You will need to complete and return the voting instruction form to vote these shares (no telephone or Internet voting option). The Company must receive your completed voting instruction form by April 28, 2006. If you provide no instructions or your instructions are not received by April 28, 2006, the Company will direct the plan trustee to vote the shares credited to your account in accordance with the Board’s recommendation for each proposal.

Beneficial Owner

If you hold shares in a brokerage account or through some other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials were forwarded to you from the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee. You may vote your shares by any of the options listed on the voting instruction card.

How do I submit my vote?

Included with these proxy materials is a proxy card or voting instruction card. Specific voting instructions are included on the card. Generally, you may vote by telephone, by Internet, by signing and returning the proxy or voting instruction card, or in person at the meeting. If you vote by telephone or by Internet, you do not need to return the proxy or voting instruction card. You will need to have your proxy or voting instruction card in hand if you vote by telephone or Internet.

Can I change my vote?

If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by:

•	submitting a valid later-dated proxy

•	submitting a valid, subsequent vote by telephone or the Internet

•	notifying the Company’s Secretary that you have revoked your proxy

•	completing a written ballot at the annual meeting

You can revoke your vote instructions with respect to shares you hold in Company benefit plans by delivering a valid, later-dated voting instruction form prior to the deadline specified in the voting instructions.

If you hold shares as the beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee or, if you have obtained a legal proxy from your broker, trustee or nominee by voting in person at the annual meeting.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present or represented by proxy in order to meet the quorum requirement to transact business at the annual meeting. Both abstentions and broker non-votes (described in the following question) are counted for the purpose of determining a quorum. If a quorum is not present, the annual meeting will be adjourned for not more than 90 days to reach a quorum.

How are votes counted?

In the election of directors, you may vote FOR all of the nominees or WITHHOLD your vote with respect to one or more of the nominees. For the other proposals, you may vote FOR, AGAINST or ABSTAIN. An ABSTAIN vote has the same effect as a vote AGAINST the proposal. Our bylaws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote for the election of directors and approval of all proposals.

If you are a shareholder of record and you return a proxy card without marking one or more proposals, your proxy will be voted for those unmarked proposals in accordance with the recommendation of the Board (FOR the election of each nominee for director, FOR the ratification of PwC as the Company’s independent registered public accounting firm, and AGAINST the proposal to add sexual orientation to the Company’s written non-discrimination policy).

However, if you hold shares in street name through a broker or other nominee and you do not provide voting instructions on one or more proposals, your broker may only vote on your behalf for those proposals that are considered routine. A broker non-vote occurs when a broker returns a proxy card that is unmarked on one or more proposals because the broker lacks authority to vote on those matters (i.e. non-routine matters) without instructions from the beneficial owner. Broker non-votes will not be counted on any proposal in this proxy statement.

If we do not receive voting instructions for shares held in the Stock Bonus Plan or 401(k) Plan, the Company will direct the Plan trustee to vote those shares in accordance with the recommendation of the Board.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the entire cost of preparing, assembling, printing and mailing these proxy materials to solicit votes for the annual meeting. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders. If you choose to access proxy materials or vote by Internet, you are responsible for any Internet access charges you may incur. There is no charge to the shareholder for telephone voting.

We have engaged Georgeson Shareholder to assist in the solicitation of proxies by mail or telephone, in person, or otherwise. Georgeson’s fee is expected to be $10,000 plus expenses. If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, may request the return of proxies personally or by telephone, facsimile or the Internet. The extent to which this will be necessary depends on how promptly proxies are received.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting tabulations at the annual meeting and publish the final results in our quarterly report on Form 10-Q for the second quarter of 2006.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted a procedure known as “householding” which allows us, unless a shareholder has withheld householding consent, to send one proxy statement and annual report to multiple shareholders of record sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you are receiving multiple sets of proxy materials and wish to have your accounts householded, contact UMB Bank at 1-800-884-4225 or send written instructions to UMB Bank, P.O. Box 419064, Kansas City, MO 64141-0064. If you no longer wish to participate in householding, you must provide written notification to UMB Bank to withhold your consent for householding.

Many brokerage firms participate in householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and wish to receive another set of proxy materials this year, you may request an additional copy by calling or writing to us at:

Leggett & Platt, Incorporated
Attn: Investor Relations
No. 1 Leggett Road
Carthage, MO 64836
1-800-888-4569

To ensure that you receive multiple copies in the future, please contact UMB Bank at the number or address in the preceding question to withhold your consent for householding.

How do I access proxy materials on the Internet?

You can access Leggett’s annual report and proxy statement on our website at www.leggett.com. For future meetings, registered shareholders can save the Company the expense of mailing printed proxy materials by consenting to receive them in electronic format instead. You can choose this option by completing the required information at www.cesvote.com. Your choice will remain in effect until you revoke it.

By choosing to receive the annual meeting materials online, you are also agreeing that the online notice of the annual meeting is equivalent to the personal delivery of written notice. If you choose this option, you will receive an e-mail notice prior to the next annual meeting that will provide the links to the annual meeting materials online. This e-mail notice will also provide instructions to vote your proxy online.

You may always revoke your consent or specifically request that a copy of the proxy materials be sent to you. To change or revoke your consent, follow the instructions on www.cesvote.com.

What is the deadline to propose actions for next year’s annual meeting or to nominate a director?

Shareholders may propose actions for consideration at future annual meetings by either presenting them for inclusion in the Company’s proxy statement or by undertaking the solicitation of votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on the Corporate Governance section of our website at www.leggett.com. Notices specified for the types of shareholder actions set forth below must be addressed to:

Leggett & Platt, Incorporated

Attn: Corporate Secretary

No. 1 Leggett Road

Carthage, MO 64836

Shareholder Proposal Included in Proxy Statement

If you intend to present a proposal at the 2007 annual meeting, SEC rules require that the Corporate Secretary receive the proposal at the address given above by December 1, 2006 for possible inclusion in the proxy statement. We will determine whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement

If you intend to submit a proposal at the 2007 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal. Notification will be considered timely if it is received no earlier than December 11, 2006 and no later than January 30, 2007. The notice must include a description of the proposed business, the name and address of the shareholder and number of shares held, any material interest of the shareholder in the business, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law.

The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominee Included in Proxy Statement

If you wish to recommend a director candidate to the Nominating & Corporate Governance Committee for possible inclusion in the proxy statement, please see the notice and information requirements contained in the section titled “Consideration of Director Nominees” on page 9 of this proxy statement.

Director Nominee Not Included in Proxy Statement

If you intend to nominate a candidate for election as a director outside of the Company’s nomination process, our bylaws require timely notice of the nomination. A nomination for the 2007 annual meeting will be considered timely if it is received no earlier than December 11, 2006 and no later than January 30, 2007. The notice of nomination must include the information specified in Section 2.2 of the bylaws, including the name and address of the shareholder making the nomination, the number of shares held by the shareholder, each proposed nominee, each of their occupations, and certain other information.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Leggett has a long-standing commitment to sound corporate governance principles and ethical business practices. The Board has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board also has adopted a Code of Business Conduct & Ethics applicable to all Company employees, officers and directors, as well as a Code of Ethics for Financial Officers. These corporate governance documents are published on our website at www.leggett.com and are available in print form to any shareholder who requests them.

Board Independence

The Company has adopted Categorical Standards for Director Independence (the “Categorical Standards”) that meet, and in some areas exceed, the requirements of the New York Stock Exchange (“NYSE”). The Categorical Standards are attached to this proxy statement as Exhibit A and are published on our website at www.leggett.com.

The Board reviews director independence annually and upon learning of any change that may affect a director’s independence during the year. In connection with its annual review, the Board evaluates any transactions or relationships between directors and their immediate family members and the Company. If a relationship or transaction exists, the Board determines (i) whether it exceeds the thresholds permitted in the

Categorical Standards, and (ii) whether, in spite of meeting the Categorical Standards, the relationship or transaction may impair a director’s ability to make independent judgments on Company matters. Based on this review, the Board has affirmatively determined that each of its non-management directors, except Harry M. Cornell, Jr., is independent. (See the table in the next section for a complete list of the independent directors.) The Board knows of no business or other relationship involving its independent directors that does not fit within the Categorical Standards.

Board Structure and Committee Composition

The Board held four meetings in 2005. All directors attended at least 75% of the meetings of the Board and of the committees on which they served in 2005. Directors are expected to attend the annual meeting, and all of them attended the 2005 annual meeting.

The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee. The membership and function of each of the committees are described below. With the exception of the Executive Committee, each committee is composed entirely of independent directors and operates under a written charter adopted by the Board. The committee charters are published in the Corporate Governance section of our website at www.leggett.com and are available in print form to any shareholder who requests them.

In accordance with the Company’s corporate governance guidelines, non-management directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent non-management directors. The Board has chosen Richard T. Fisher as the Presiding Director for meetings of the non-management directors. As Presiding Director, Mr. Fisher also makes at least two additional visits to Company sites per year and is available to the Chairman of the Board and Chief Executive Officer for consultation as needed. See Communications with the Board on page 11 for information about how you can contact the Presiding Director.

	Audit	Compensation	Nominating & Corporate Governance
Independent Directors:
Raymond F. Bentele	Chair	—	—
Ralph W. Clark	Member	—	—
R. Ted Enloe III	—	Chair	—
Richard T. Fisher	Member	Member	Member
Joseph W. McClanathan	Member	—	—
Judy C. Odom	Member	Member	Member
Maurice E. Purnell Jr.	—	—	Chair
Phoebe A. Wood	Member	—	—

Non-Management Director:
Harry M. Cornell Jr.	—	—	—

Management Directors:
Karl G. Glassman	—	—	—
David S. Haffner	—	—	—
Felix E. Wright	—	—	—

Number of Meetings in 2005	4	4	4

Audit Committee

All Audit Committee members are independent and financially literate, as defined by NYSE rules. Three members, Raymond Bentele, Judy Odom, and Phoebe Wood, possess the training, skills and experience required to meet the SEC definition of an audit committee “financial expert.” None of the members serves on the audit committee of more than three public companies.

The Audit Committee’s responsibilities include:

•	selecting and retaining the Company’s independent registered public accounting firm

•	overseeing the independent registered public accounting firm’s work, including pre-approval of audit and non-audit services

•	reviewing and evaluating material issues relating to the internal quality controls and independence of the Company’s independent registered public accounting firm

•	reviewing and discussing with the independent registered public accounting firm, management, and the Board, the Company’s quarterly and annual financial statements, including major issues relating to our accounting policies and procedures

•	reviewing any assessments of the Company’s internal controls by management and the independent registered public accounting firm

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies

•	reviewing the resources, scope and results of the Company’s internal audit function

•	discussing policies regarding risk assessment and risk management

•	reviewing the Company’s compliance with applicable laws and regulations

We have published on our website and corporate intranet a procedure for employees and others to confidentially report to the Audit Committee any questionable accounting, internal control or auditing matters. The Company’s Vice President of Internal Audit has a direct reporting relationship to the Audit Committee and is responsible for receiving, processing and maintaining records of the reports. The Chair of the Audit Committee reviews all complaints and accompanying investigations and may request the full Committee’s review of a complaint to determine appropriate actions.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	assisting management and the Board in developing and maintaining the Company’s policy on executive compensation, including the effective use of equity compensation

•	annually reviewing the CEO’s performance and compensation

•	approving compensation payable to our executive officers

•	making recommendations to the Board regarding non-executive compensation, incentive compensation plans and equity-based plans

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board a set of corporate governance principles for the Company

•	assisting the Board in the oversight of corporate governance principles, policies and procedures

•	identifying qualified candidates for Board and Committee membership and recommending to the Board director nominees to be voted on at the annual meeting of shareholders

•	reviewing and making recommendations to the Board regarding the Board’s size, composition, and policies

•	periodically reviewing our Articles and Bylaws as they relate to corporate governance matters

Consideration of Director Nominees

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. Following its evaluation, the Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card.

In the case of incumbent directors, the Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. In the case of new director candidates, the Committee first determines whether the nominee must be independent under NYSE rules, then identifies any special needs of the current Board. The Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm.

The Committee seeks to identify and recruit the best available candidates. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Committee believes director candidates should have the following minimum qualifications:

•	character and integrity

•	a commitment to the long-term growth and profitability of the Company

•	a willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings

•	significant business or public experience relevant and beneficial to the Board and the Company

In addition to the minimum qualifications described above, the Committee may also consider the following factors in evaluating candidates for recommendation to the Board:

•	present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs

•	requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent

•	whether the candidate would be considered an audit committee “financial expert” or “financially literate” as described in NYSE listing standards and the Audit Committee charter

•	accomplishments of each candidate in his or her field

•	outstanding professional and personal reputation

•	relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience and familiarity with the products and processes used by the Company

•	ability to exercise sound business judgment

•	breadth of knowledge about issues affecting the Company

•	ability and willingness to contribute special competencies to Board activities

•	a willingness to assume broad fiduciary responsibility

•	fit with the Company’s culture

Following the Committee’s initial review of a candidate’s qualifications, one or more Committee members will interview the candidate. The Committee may arrange subsequent interviews with the Chairman of the Board, Presiding Director, and/or members of the Company’s management.

The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the Committee’s consideration must submit a written recommendation to the Secretary of the Company at No. 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for consideration at the following year’s annual meeting of shareholders. Recommendations must include the following:

•	shareholder’s name, number of shares owned, length of period held, and proof of ownership

•	candidate’s name, address, phone number and age

•	a resume describing, at a minimum, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.)

•	a supporting statement that describes the candidate’s reasons for seeking election to the Board of Directors and documents his or her ability to satisfy the director qualifications described above

•	the candidate’s consent to a background investigation

•	the candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders

•	any other information that will assist the Committee in evaluating the candidate in accordance with this procedure

The Corporate Secretary will promptly forward these materials to the Committee Chair and the Chairman of the Board. The Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules.

Separate procedures apply if a shareholder wishes to nominate a director candidate for election at a meeting of shareholders. Those procedures, contained in our bylaws, are discussed in the Question and Answer section of this proxy statement on page 6.

Director Compensation

Employee directors receive an annual retainer of $3,000 which is included in the salary column of the Summary Compensation Table on page 23. Compensation earned in 2005 by non-employee directors is set forth in the table below. Directors may elect to defer cash compensation into stock options or stock units under the Company’s Deferred Compensation Program. The amount of cash deferred by each director and the corresponding number of options or stock units is detailed in footnote (5). The Company also pays for all travel expenses the directors incur in connection with Board meetings.

Director	Annual Retainer	Board & Committee Meeting Fees (1)	Presiding/ Chair Retainer	Restricted Stock Award (2)	Stock Options (3)	Other (4)	Total
Raymond F. Bentele (5)	$24,000	$22,800	$6,000	$25,000	$7,725		$85,525
Ralph W. Clark (5)	$24,000	$22,800		$25,000	$7,725		$79,525
Harry M. Cornell Jr.	$24,000	$18,000		$25,000	$7,725	$6,785	$81,510
R. Ted Enloe III (5)	$24,000	$23,300	$3,500	$25,000	$7,725	$1,391	$84,916
Richard T. Fisher (5)	$24,000	$31,000	$6,000	$25,000	$7,725	$1,391	$95,116
Joseph W. McClanathan (6)	$14,000	$17,100		$25,000	$7,725		$63,825
Judy C. Odom (5)	$24,000	$31,000		$25,000	$7,725		$87,725
Maurice E. Purnell Jr.	$24,000	$22,100	$3,500	$25,000	$7,725		$82,325
Phoebe A. Wood (7)	$4,000	$4,500		$12,500	$2,785		$23,785

(1)	Directors receive $4,500 for each board meeting and $1,200 for each committee meeting attended.

(2)	Directors received a grant of restricted stock for 509 shares with a market value of $14,000 in May. After its review of director compensation in August, the Board increased the restricted stock component of the compensation package by $11,000, for a total annual value of $25,000. To effect the increase, the directors received an additional grant of 430 shares of restricted stock with a market value of $11,000 in August. Restricted stock vests after one year and carries voting and dividend rights from the grant date.
(3)	Directors receive an annual grant of stock options with underlying stock having a $40,000 market value. Options are granted at fair market value, vest after one year and have a 10-year term. The directors were granted 1,454 options in May with an exercise price of $27.51. The Black-Scholes value of these options was $7,725 ($5.3128 per share). For more information about how the Black-Scholes value is calculated, see the Option Grants in 2005 table on page 25.
(4)	The Company provides term life insurance for Mr. Enloe and Mr. Fisher. The cost of this coverage in 2005 was $1,391 each. Tax professionals employed by the Company provided personal tax preparation services to Mr. Cornell. These services were valued at the hourly cost to the Company for the salary and benefits of each employee multiplied by the number of hours each employee devoted to assisting Mr. Cornell. Additional post-retirement arrangements with Mr. Cornell are described under Related Party Transactions on page 31.
(5)	These directors elected to defer cash compensation reported in the table above into stock options or stock units under the Company’s Deferred Compensation Program. The amount of cash deferred by each director and the corresponding number of options or stock units acquired are set forth below. The stock options and stock units acquired in lieu of cash compensation are not included in the table above. The Deferred Compensation Program is described in the Compensation Committee Report on page 17.

	Cash Compensation Forfeited	Equity Received for Compensation Forfeited
Director		Stock Options(#)	Stock Units(#)
Raymond F. Bentele	$30,000		1,508
Ralph W. Clark	$24,000	2,215	602
R. Ted Enloe III	$50,800	9,376
Richard T. Fisher	$9,300		472
Judy C. Odom	$27,500	5,076

(6)	Mr. McClanathan’s compensation represents a partial year of service, beginning with his election in May 2005.
(7)	Ms. Wood’s compensation represents a partial year of service, beginning with her election in November 2005. Ms. Wood received 610 shares of restricted stock with a market value of $12,500 and 976 stock options ($20.49 exercise price) with underlying stock valued at $20,000 upon her election. The equity awards cover the service period between November and the election of directors in May.

Duane W. Potter, a retired Company officer, serves as an Advisory Director of the Board. The Company paid Mr. Potter a $3,000 retainer and $18,000 in meeting fees for 2005 service.

Communications with the Board

Individuals may communicate with the Board by e-mail at presidingdirector@leggett.com or by written correspondence to: L&P Presiding Director, P.O. Box 637, Carthage, MO 64836. Mr. Fisher, the Board’s Presiding Director, will receive all communications directly. In his discretion, Mr. Fisher may forward communications to the full Board or to any or all of the independent directors for further consideration.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the annual meeting, 12 directors will be elected who will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Brief biographies of this year’s slate of director nominees are provided below. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

All the director nominees have been previously elected by Company shareholders, except Phoebe A. Wood who was elected by the Board in November 2005. Ms. Wood was recommended to the Nominating & Corporate Governance Committee by a Company officer. The Committee evaluated Ms. Wood according to its procedures (described on page 9) and recommended her to the Board. Our employment agreements with Messrs. Glassman, Haffner and Wright provide that they may terminate the agreement if not elected (or nominated for election, in Mr. Glassman’s case) as a director. (See page 27 for a description of the agreements.)

Raymond F. Bentele, age 69, served as President and Chief Executive Officer of Mallinckrodt, Inc., a manufacturer of medical and specialty chemical products, from 1981 until his retirement in 1992. He serves as a director of The Mosaic Company, a producer of crop nutrient minerals, and AMCON Distributing Company, a distributor of food and beverage products. He was first elected as a director of the Company in 1995.

Ralph W. Clark, age 65, was a Vice President of International Business Machines Corporation (IBM) from 1988 until 1994. He also served as Chairman of Frontec AMT Inc., a software company, until his retirement in 1998. Mr. Clark was first elected as a director of the Company in 2000.

Harry M. Cornell, Jr., age 77, is Chairman Emeritus of the Company’s Board of Directors. He has served the Company in various capacities since 1950, including President from 1960 to 1982 and Chief Executive Officer from 1960 to 1999. Mr. Cornell was Chairman of the Board from 1982 to 2002. He was first elected as a director of the Company in 1958.

Robert Ted Enloe, III, age 67, has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. He also served as President and Chief Executive Officer of Optisoft, Inc., a manufacturer of intelligent traffic systems, from 2003 to 2005. He served as President and Interim CEO of Surgient Networks, Inc., a computer equipment and software company, during 2002. Mr. Enloe serves as a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits. He was first elected as a director of the Company in 1969.

Richard T. Fisher, age 67, is Senior Managing Director, Midwest Division of Oppenheimer & Co., an investment banking firm. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002. Mr. Fisher was first elected as a director of the Company in 1972.

Karl G. Glassman, age 47, was elected Executive Vice President of the Company in 2002 and has served as President of the Residential Furnishings Segment since 1999. He previously served the Company as Senior Vice President from 1999 to 2002 and President of Bedding Components from 1996 through 1998. Mr. Glassman has served the Company in various capacities since 1982. He was first elected as a director of the Company in 2002.

David S. Haffner, age 53, was elected President of the Company in 2002 and has served as Chief Operating Officer of the Company since 1999. He previously served as the Company’s Executive Vice President from 1995 to 2002 and has served the Company in other capacities since 1983. Mr. Haffner serves as a director of Bemis Company, Inc. a manufacturer of flexible packaging and pressure sensitive materials. Mr. Haffner was first elected as a director of the Company in 1995.

Joseph W. McClanathan, age 53, has served as President and Chief Executive Officer of the Energizer Battery Division of Energizer Holdings, Inc., a manufacturer of dry cell batteries and flashlights, since January 2004. Prior to his current position, he served Energizer as President, North America, from 2002 to 2004, and as Vice President, North America, from 2000 to 2002. He was first elected as a director of the Company in 2005.

Judy C. Odom, age 53, served as Chairman of the Board and Chief Executive Officer of Software Spectrum, Inc., a computer software company, until 2002. She is a director of Harte Hanks Inc., a direct marketing company. Ms. Odom was first elected as a director of the Company in 2002.

Maurice E. Purnell, Jr., age 66, is Of Counsel to the law firm of Locke Liddell & Sapp LLP. He was a partner of Locke Liddell from 1972 to 2002. Mr. Purnell was first elected as a director of the Company in 1988.

Phoebe A. Wood, age 52, has served as Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, since 2001. She previously served as Chief Financial Officer of Propel, Inc., a telecommunications subsidiary of Motorola, from 2000 to 2001. She also held various positions at Atlantic Richfield Corporation, an oil and gas company, from 1976 to 2000. The Board elected Ms. Wood as a director in November 2005.

Felix E. Wright, age 70, has served as Chairman of the Company’s Board of Directors since 2002 and Chief Executive Officer since 1999. He also served as Vice Chairman of the Company’s Board of Directors from 1999 to 2002 and as Chief Operating Officer from 1979 to 1999. Mr. Wright has served in various other capacities since 1959. He was first elected as a director of the Company in 1977.

The affirmative vote of the majority of all shares present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of directors. The Board recommends that you vote FOR the election of each of the director nominees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. PwC (or its predecessor firm) has been engaged as our independent registered public accounting firm since 1991.

Although we are not required to submit this appointment to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of PwC as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and may consider whether to retain PwC or appoint another firm. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire and also will be available to respond to appropriate questions. For additional information, see “Independent Auditor Fees and Services” on page 35 of this proxy statement.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required for the adoption of this proposal. The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

PROPOSAL THREE

Walden Asset Management and certain other Company shareholders have notified us that they intend to present the following proposal for consideration at the Annual Meeting. The names, addresses and number of shares held by such shareholders are available from the Company upon request to the Secretary of the Company. The proposed resolution and supporting shareholder statement are followed by a statement of opposition and a recommendation from the Company’s Board. The Company accepts no responsibility for the proposed shareholder resolution and supporting statement.

PROPOSED SHAREHOLDER RESOLUTION AND STATEMENT:

WHEREAS: Leggett & Platt does not explicitly prohibit discrimination based on sexual orientation in its written employment policy;

According to a September 2002 survey by Harris Interactive and Witeck-Combs, 41% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; almost one out of every 10 gay or lesbian adults stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in June 2001, 85% of respondents favored equal opportunity in employment for gays and lesbians.

San Francisco, Minneapolis, Seattle and Los Angeles currently have in effect legislation restricting business with companies which do not guarantee equal treatment for lesbian and gay employees; and such legislation will come into effect in the state of California in 2007;

Sixteen states, the District of Columbia, and more than 140 cities have laws prohibiting employment discrimination based on sexual orientation; Our company has operations in, and makes sales to, institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

Leggett & Platt is increasingly alone in its position, as 98% of Fortune 100® companies, and more than 80% of the Fortune 500® companies, have adopted written nondiscrimination policies prohibiting discrimination and harassment on the basis of sexual orientation, according to the Human Rights Campaign Foundation (HRCF);

Other manufacturing companies, such as Baldor Electric, Deere, Donaldson, General Electric, General Motors, Herman Miller, HON Industries, Illinois Tool Works, Teleflex and United Technologies do explicitly prohibit this form of discrimination in their written policies;

Other major corporate employers based in Missouri including Anheuser-Busch, Emerson Electric, Enterprise Rent-A-Car, Hallmark Cards, Monsanto, and Sigma-Aldrich also explicitly prohibit this form of discrimination in their written policies;

We believe that the hundreds of corporations with nondiscrimination policies that reference sexual orientation have a competitive advantage in recruiting and retaining employees from the widest talent pool;

RESOLVED: The Shareholders request that Leggett & Platt amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

STATEMENT: Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity. Because state and local laws differ with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Leggett & Platt will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

COMPANY’S STATEMENT IN OPPOSITION:

•	We believe this proposal is unnecessary because, in our policies and practice, Leggett is already an equal opportunity employer with a firm and long-standing commitment to preventing discrimination in the workplace. Our policy states, “We are committed to equal opportunity in all aspects of employment, including hiring, promotion, training, compensation, termination and disciplinary action.” We are committed to the highest ethical standards, which include assuring equal employment and promotional opportunities free of discrimination on any basis other than merit and performance-related qualifications. Our policies reflect our high standards and we implement these policies in our business operations by conducting ongoing training.

•	We believe our employment record supports our commitment to nondiscrimination. For over 20 years Leggett has provided every employee with access to a national hotline for anonymous reporting of discrimination or harassment in the workplace. Our hotline records do not include a single claim of discrimination or harassment based on sexual orientation. Moreover, in a company with 33,000 employees, we are not aware of a single charge of discrimination based on sexual orientation filed with any city, state or federal agency, nor has the company received notice from any employee, customer or supplier that its employment policies or practices jeopardize its relationship with them.

•	We believe our written policies should specifically list only those types of discrimination that are prohibited by federal law. This approach furthers the company’s legal compliance efforts by highlighting categories of illegal discrimination and, thus, helps to reduce our compliance costs. We also believe the addition of sexual orientation to the list would result in increased costs by encouraging frivolous lawsuits.

•	We believe singling out sexual orientation would dilute our policy of prohibiting discrimination in any form. It is not possible to address every form of discrimination in a written policy. We believe that such an effort would divert attention from the overall goal of a truly non-discriminatory workplace.

•	We believe adding sexual orientation to the list of prohibited forms of discrimination may be a first step in a more expansive agenda. During our prior conversations with Walden Asset Management, we asked whether they would later seek to add domestic partner benefits if they were successful in their efforts regarding sexual orientation policies. The Walden representative indicated they could not guarantee this would not occur. We believe other shareholders may later seek to add domestic partner benefits, which would add significant costs to the company.

•	We believe that, contrary to comments in the proponents’ proposal, Leggett suffers no competitive disadvantage in recruiting and retaining employees. We have seen no evidence that our policy, which reflects our commitment to equal opportunity in all aspects of employment, places us at a competitive disadvantage.

•	Proposals of this nature generally do not receive majority shareholder support. According to Institutional Shareholder Services, only five resolutions were voted on during the 2005 proxy season requesting companies to specifically list sexual orientation in their nondiscrimination policies. None of these resolutions received majority approval by their shareholders.

The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

LEGGETT & PLATT

COMMON STOCK PERFORMANCE GRAPH

Each year we compare the performance of our common stock to a self-selected group of manufacturing companies that resemble Leggett in terms of size, diversification, and other key business characteristics. For our Peer Group, we selected manufacturing companies with products similar to ours, especially those with significant international operations and a strong acquisition strategy. The companies comprising our Peer Group are: Carlisle Companies Inc., Cooper Industries Inc., Danaher Corporation, Dover Corporation, Eaton Corporation, Emerson Electric Co., Illinois Tool Works, Inc., Ingersoll-Rand Company, Masco Corporation, Pentair Inc., and PPG Industries, Inc.

The following graph compares the cumulative total return on our common stock over the five years ended December 31, 2005 to the returns on the S&P 500 Composite Index and the Peer Group. This graph is included for comparative purposes only and does not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stocks involved, nor is it intended to forecast or be indicative of possible future performance. Additional information concerning our long-term performance can be found in the Annual Report to Shareholders that accompanies this proxy statement. Performance data was prepared by Hemscott Data.

5-YEAR CUMULATIVE TOTAL RETURN COMPARISON

AMONG LEGGETT & PLATT, INC.,

S&P 500 INDEX AND PEER GROUP INDEX

The comparison assumes separate $100 investments were made on December 31, 2000 in Company common stock, the Peer Group, and the S&P 500 Composite Index and that all dividends during the period have been reinvested. Returns are at December 31 of each year. The impact of income taxes is not reflected. Plot points for the graph are as follows:

Company/Index/Market	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Leggett & Platt	100.00	124.12	123.63	122.31	164.33	136.04
Peer Group	100.00	93.48	90.09	123.64	146.91	143.94
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee establishes executive compensation policies and approves the compensation (including stock options) of the Company’s executive officers. Three independent directors comprised the Compensation Committee in 2005. Mr. Enloe serves as Chair.

Compensation Philosophy and Strategy

The Committee strives to provide an executive compensation package that will attract, retain and motivate exceptional leadership. The Committee believes a significant portion of executive compensation should be conditioned on the Company’s long-term success in order to align executives’ interests with those of shareholders. Furthermore, due to their policy-making role in the Company, executives’ compensation should provide greater rewards for superior performance, as well as accountability for underperformance.

To achieve these goals, executive compensation includes a mix of immediate, short-term and long-term incentives in the form of base salary, annual incentive bonus and stock-based compensation. Each component is described in detail below. The Company generally targets base salary near the median of the competitive market. Short- and long-term incentives are intended to reward above-average Company performance; accordingly total compensation may fall above or below the median range in any given year.

Annual Review

Salary increases for Leggett employees are determined in March every year, effective in April. In connection with determining any salary increases for the executive officers, the Committee reviews the total compensation package of executive officers and evaluates the effectiveness and appropriateness of its compensation strategies. The Company’s internal executive compensation professionals assemble the data for the Committee’s review. In 2005, the Committee’s review included:

•	A discussion of its compensation philosophy and strategy and evaluation of its effectiveness

•	A review of the Company’s shareholder returns for the past five years relative to the S&P 500 and the peer companies identified in the proxy statement performance graph

•	A comparison of executive officer base salaries and total cash compensation relative to market data compiled by Watson Wyatt and Economic Research Institute (“ERI”)

•	A review of the total annual compensation (“tally sheets”) of our top five officers on a pre-deferral and post-deferral basis

•	A review of equity grants made to the top five officers in the past five years, including the value of all outstanding options

•	A review of our CEO’s total annual compensation for the past three years

•	A review of our CEO’s total cash compensation relative to the CEOs of the peer companies identified in the proxy statement performance graph

•	A review of perquisite compensation

•	A review of amounts that would become payable under various termination scenarios pursuant to employment agreements and severance benefit agreements

The Chief Executive Officer also reviews the data and provides the Committee with his recommendations for executive officer salary increases, which includes each manager’s evaluation of the executive’s individual performance. The Committee considers the CEO’s recommendations in light of all the data and approves the recommendations if warranted.

Compensation of Executive Officers

The three basic components of executive officer compensation are base salary, cash bonus and equity awards. These three components provide a mix of fixed and variable compensation (salary is fixed, whereas bonus and equity are variable), as well as a mix of short-term and long-term incentives (salary and bonus are short-term, equity is long-term). The Committee believes an effective mix combines a competitive fixed component with an attractive incentive opportunity designed to reward both short-term and long-term performance. The Committee periodically evaluates this mix.

Base Salary. As previously discussed, the Committee generally targets base salary near the market median. The Committee compared the base salary and total cash compensation of Leggett’s executive officers to that of executives in comparable positions, as reflected in Watson Wyatt and ERI national survey data. Data contained in these surveys was drawn from manufacturing companies with annual sales comparable to Leggett’s. Watson Wyatt and ERI do not disclose the names of the companies participating in their surveys, and the size of the sample for each position varies, depending on the number of survey respondents with a comparable position.

Given the variability of survey data, the Committee considers multiple surveys and uses them for context rather than as an absolute benchmark. The Committee also considers the Company’s performance in the prior year. In addition to these objective factors, the Committee also considers subjective elements, such as management’s evaluation of each executive’s individual performance and the appropriateness of salary levels relative to those of other executive positions in the Company. The Committee believes it is appropriate to consider this combination of objective and subjective factors in its compensation decisions.

The Committee periodically engages the services of an independent compensation consultant, but did not use an independent consultant in 2005.

Annual Incentive Bonus. Bonuses awarded to the executive officers named in the Summary Compensation Table on page 23 for 2005 performance were determined under our 2004 Key Officers Incentive Plan (the “Plan”). All bonuses under the Plan are directly tied to a pre-established formula based on the attainment of certain performance objectives. The performance objective for 2005 was the Company’s EBIT (earnings before interest and taxes) return on net assets (“RONA”). Certain adjustments are made to EBIT and net asset amounts reported in the Company’s consolidated financial statements to determine Plan RONA. “Return” is equal to EBIT with addbacks for Incentive Plan bonuses and additional stock matches under our retirement programs. “Net Assets” are total assets with the following adjustments: (i) deduction of cash and current liabilities, (ii) deduction or addback of accumulated other comprehensive income (deduction if positive, addback if negative) reported in shareholders’ equity section of balance sheet, and (iii) quarterly averaging of all calculations.

The Company has a separate incentive plan for other key management employees, the Key Management Incentive Plan (the “Management Incentive Plan”). The terms of the Management Incentive Plan are substantially the same as those of the 2004 Key Officers Incentive Plan. Total bonuses paid to corporate participants under both plans may not exceed 4% of EBIT for that year.

There are two award formulas, one for “corporate participants” and one for “profit center participants.” All of the executive officers listed in the Summary Compensation Table are corporate participants, except Jack Crusa and Joe Downes, whose responsibilities for Company operating segments make them profit center participants.

The amount of each participant’s bonus is determined by applying the appropriate award formula to a percentage of the participant’s annual salary (the “Target Percentage”). The Committee annually approves the Plan participants, Target Percentages and award formula.

A participant’s “basic potential award” is calculated by multiplying the participant’s Target Percentage by his annual base salary as of the end of the calendar year. For example, if the participant’s target percentage is 40% and his annual base salary is $300,000, his basic potential award would be $120,000 (40% × $300,000).

Under the corporate formula, the corporate payout portion comprises 100% of the total basic potential award. Under the profit center formula, 75% of the total basic potential award is determined by the achievement of the profit center’s budget. The remaining 25% of the total award is the corporate payout. A portion of the profit center award becomes payable when the profit center has operating income of at least 62.5% of budgeted operating income. The maximum profit center portion is payable when the profit center has operating income equal to 100% of budgeted operating income.

If pre-established threshold RONA levels are met by the Company, a portion of the applicable Target Percentage becomes payable. This portion increases as the returns increase above the thresholds. A participant’s bonus may exceed 100% of the Target Percentage; however, a participant’s bonus for any year may not exceed 0.3% of the Company’s EBIT for that year.

In 2005, the Company achieved a 12.9% RONA, resulting in a 54% corporate payout, as illustrated below. The Committee has established a different payout schedule for the top three corporate positions. This payout schedule is described in the Annual Incentive Bonus section applicable to the Chief Executive Officer on page 22.

CORPORATE PARTICIPANT

PAYOUT SCHEDULE

RONA	Payout %
8%	5%
9%	15%
10%	25%
11%	35%
12%	45%
12.9%	54%
13%	55%
14%	65%
15%	75%
16%	85%
17%	100%
18%	115%
19%	130%
20%	145%

Using the example of a corporate participant with a $120,000 basic potential award, the corporate portion of his or her award would be $64,800 ($120,000 × 54%).

The Committee may reduce a participant’s bonus as calculated under the bonus formula by up to 10%, but may not increase the bonus. No Plan participant is entitled to an additional bonus based on another participant forfeiting all or any portion of the 10% discretionary payment.

Equity Incentives. Employee stock ownership is encouraged and promoted at all levels of the Company through various benefit plans. Approximately 1,850 employees presently hold stock options, and more than 7,100 employees contribute their own funds toward the purchase of Company stock under various stock purchase plans.

As described below, the equity component of the executive compensation package consists of an annual stock option grant and the opportunity to defer cash compensation into equity under the Executive Stock Unit Program and the Deferred Compensation Program. In other words, part of the equity component is set by the Committee and part of it is voluntary on the part of the executive.

Executive officers are expected to acquire within five years, and maintain thereafter, certain levels of stock ownership. The stock ownership thresholds are as follows: CEO — five times base salary; Chief Operating Officer, President and Executive Vice President — three times base salary; all other executive officers — one times base salary.

Stock Options. Stock options represent a significant portion of the overall compensation package of each executive officer. The Committee has considered other types of equity awards, such as restricted stock, but believes stock options better align the executive’s interests with those of shareholders. The potential value of this important compensation element is tied directly to long-term Company performance. Only as shareholder value increases do executive officers and other managers benefit from this compensation component.

We typically grant options annually. The options are granted at market value, have a 10-year term and vest in three annual installments beginning at 18 months. The “Option Grants in 2005” table located on page 25 describes the options granted to the Chief Executive Officer and each of the four other most highly compensated executive officers during 2005.

The Committee approves the number of options granted to executive officers. Generally, the number of option shares is determined as a percentage of base salary (typically 1-3 times) divided by the fair market value per share on the grant date. The percentages are based primarily on each officer’s position with the Company.

Executive Stock Unit Program. All of the executive officers participate in the Company’s Executive Stock Unit Program (“ESU Program”), a non-qualified program established under our Flexible Stock Plan. The purpose of the ESU Program is to assist management employees in saving for their retirement while building a long-term stake in the Company.

The ESU Program permits an executive officer to make pre-tax contributions of up to 10% of his compensation above a certain threshold ($25,695 in 2005) to purchase “stock units” at a 15% discount from the current market value of Company common stock. The Company matches 50% of the executive’s contribution and will match up to an additional 50% if certain financial objectives are met for the year. Currently, the full 50% match becomes payable if the Company achieves a 12.5% RONA, and a reduced percentage is payable for RONA levels achieved between 8% and 12.5%. The Company made an additional 50% match in 2005. Stock units also are credited to participants’ accounts for dividend equivalents. When an executive leaves the Company, stock units are converted into an equivalent number of shares of common stock.

Deferred Compensation Program. Executive officers may also defer cash compensation under the Deferred Compensation Program (the “Program”), a non-qualified program established under our Flexible Stock Plan. Under the Program, certain key Company managers may elect to forego cash compensation in exchange for one or more of the following:

•	a cash deferral with an interest rate intended to be slightly higher than otherwise available for comparable investments (due to a lack of liquidity)

•	stock units with dividend equivalents, acquired at 80% of the fair market value of Company stock on the dates the compensation otherwise would have been paid

•	an at-market stock option with underlying stock having an initial market value 5 times greater than the compensation foregone at an exercise price equal to the closing price of Company stock on the last business day of the year. For example, if an executive deferred $100,000 of cash compensation into options and the closing stock price on grant date was $23.00, he or she would be granted an option for 21,739 shares ($100,000 X 5 / $23.00) with an exercise price of $23.00 per share. The cost to exercise the option, then, is $500,000. The Company’s stock must increase at least 20% during the 10-year term of the option before the executive recognizes any gain on his option deferral. The option becomes exercisable on March 15th of the year following the year to which the compensation relates.

Approximately 200 managers are eligible to participate in the Program. Participants overwhelmingly favor the Program’s equity alternatives; compensation deferred into equity under the Program has ranged from $5 million to $7 million for each of the past five years. The top executive officers named in the Summary Compensation Table each year have consistently deferred an average of 40-80% of their cash compensation into equity each year. Accordingly, the Committee views the incentives offered under the Deferred Compensation Program as a highly effective means of linking executive and shareholder interests.

Other Compensation. Executive officers may also participate in the Company’s tax-qualified plans, including a defined benefit retirement plan and a defined contribution 401(k) Plan.

The Internal Revenue Code limits the amount of compensation from which contributions may be made under the Company’s tax-qualified defined benefit retirement plan. For this reason, Mr. Wright and certain other executive officers have been unable for several years to fully participate in the retirement plan. The Company provides an Excess Retirement Benefit for certain executive officers to make up for the reductions of their retirement benefits resulting from this statutory limitation.

Under this arrangement, the Company calculates the benefits the executive would have received if the compensation in excess of the tax code limit had been contributed under the retirement plan. The retirement benefits resulting from the excess compensation are determined in a manner consistent with the actuarial calculation of normal benefits under the plan.

The annual Excess Retirement Benefit amount is reduced by discounting the benefit to present value based on the discount rate and life expectancy assumptions used in the retirement plan. The benefit is further reduced by the amount of contributions that the employee would have made. Each year’s Excess Retirement Benefit is accrued on the Company’s books and earns interest at the rate used in the retirement plan. The total Excess Retirement Benefit is paid out in a lump sum cash payment when the executive terminates employment. Amounts accrued for 2005 are included in the “All Other Compensation” column of the Summary Compensation Table and detailed in the footnote on page 24 of this proxy statement.

The Company offers limited perquisites to its executive officers. These consist primarily of a car allowance or use of a Company car, executive physicals, limited financial, legal and tax planning services, and occasional personal use of corporate aircraft. The incremental cost to the Company of these benefits in 2005 was below the reporting threshold, as noted in footnote 2 to the Summary Compensation Table on page 24.

Compensation of Chief Executive Officer

Base Salary. The Committee approved a 3.25% salary increase for Mr. Wright in 2005. Based on its review of national compensation survey data previously described, the Committee believes Mr. Wright’s base salary is at approximately the market median.

Salary increases are effective in April each year and take into consideration the Company’s performance during the preceding year. Accordingly, the Committee considered the Company’s 2004 performance when setting Mr. Wright’s 2005 salary. The Company’s sales increased 15.9% in 2004, from $4.39 billion to $5.09 billion. Return on average equity increased from 10.1% to 12.9% and net earnings per share increased 38.1%, from $1.05 to $1.45, during the same period.

In addition to Company performance, the Committee also considers the CEO’s individual performance. In recognition of Mr. Wright’s contributions to the Company’s success, the Committee believed a higher increase was warranted. Mr. Wright, however, asked the Committee to limit his increase to 3.25%. At Mr. Wright’s request, the Committee agreed to the lower increase.

Certain executive officers, including Mr. Wright, have employment contracts with the Company that are described on page 27 of this proxy statement under “Employment Contracts and Change-in-Control Arrangements.” Under these contracts, annual percentage increases in salary must, unless waived by the executive, be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the aggregate salaries of the five highest-paid executives other than the executive officer in question. Mr. Wright waived this requirement in 2005, as he has done in previous years.

Annual Incentive Bonus. Mr. Wright’s Target Percentage was 70% of his salary in 2005, the same Target Percentage as in 2004. His bonus was determined by the application of the bonus formula in the same manner as other bonuses were determined under the Incentive Plan, which resulted in a payment at 54% of the Target Percentage.

The Committee has established a Senior Executive Team payout schedule applicable to the top three corporate positions. Under the payout schedule applicable to other corporate participants (see schedule on page 19), bonus payouts begin if the Company achieves an 8% RONA and increase proportionately as RONA levels increase. Under the Senior Executive Team payout schedule, no bonus is payable if RONA is below 11%. For returns between 11% and 17%, the payout schedule mirrors that for other corporate participants. For returns above 17%, however, the corporate payout is higher. The Committee believes this bonus structure is appropriate for the top level of management because it provides greater rewards for superior performance and accountability for underperformance. The Senior Executive Team payout schedule is as follows:

SENIOR EXECUTIVE TEAM

PAYOUT SCHEDULE

RONA	Payout %
8%	0%
9%	0%
10%	0%
11%	35%
12%	45%
13%	55%
14%	65%
15%	75%
16%	85%
17%	100%
18%	130%
19%	160%
20%	190%

Because the Company’s 2005 RONA fell in the 11-17% range, bonus payout percentages for the Senior Executive Team were the same as those for other corporate participants

Equity Incentives. In 2005 Mr. Wright received a stock option grant for 87,400 shares with a Black-Scholes value of $492,683. The face value of the shares underlying the option is approximately three times Mr. Wright’s base salary. Mr. Wright also participates in the ESU Program, and he deferred 100% of his 2005 cash compensation into stock units under the Deferred Compensation Program.

Other Matters

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company’s Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, including bonuses under our Incentive Plan, is specifically exempt from the deduction limit. Our policy is to take reasonable and practical steps to avoid or minimize the amount of compensation that exceeds the $1 million cap. All compensation paid to executive officers in 2005 was deductible for federal income tax purposes under Section 162(m).

R. Ted Enloe, III (Chair)

Richard T. Fisher

Judy C. Odom

SUMMARY COMPENSATION TABLE

The following table summarizes compensation earned by the Company’s CEO and four most highly compensated executive officers for 2005 and the preceding two years.

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary (1)		Bonus (1)		Other Annual Compensation (2)		Securities Underlying Options (#)(3)	All Other Compensation (4)
Felix E. Wright Chairman of the Board and Chief Executive Officer	2005 2004 2003	$ $ $	838,380 814,692 794,923	$ $ $	318,472 474,096 262,640	$ $	1,147 3,925 —	87,400 146,646 156,124	$ $ $	591,993 414,930 249,744
David S. Haffner President and Chief Operating Officer and Director	2005 2004 2003	$ $ $	702,087 641,746 597,381	$ $ $	232,029 325,094 169,009	$ $	377 2,284 —	234,097 173,725 115,780	$ $ $	153,774 140,223 108,064
Karl G. Glassman Executive Vice President and President—Residential Furnishings and Director	2005 2004 2003	$ $ $	553,484 473,862 417,615	$ $ $	154,688 203,184 98,490	$ $	133 1,428 —	119,163 74,228 63,755	$ $ $	120,709 81,042 57,350
Jack D. Crusa Senior Vice President and President—Specialized Products Segment	2005 2004 2003	$ $ $	257,308 242,058 218,212	$ $ $	83,226 99,138 60,128	$ $	30 722 —	47,215 37,019 25,905	$ $ $	55,119 40,192 30,141
Joseph D. Downes Senior Vice President and President—Industrial Materials Segment	2005 2004 2003	$ $ $	232,308 212,688 194,308	$ $ $	91,509 90,484 38,790		— — —	26,660 25,283 20,432	$ $ $	62,716 42,106 35,564

(1)	The Summary Compensation Table above includes cash compensation forfeited by executive officers under the Company’s Deferred Compensation Program. The Program, which was revised in 2004, previously provided executives the opportunity to defer compensation into discount stock options. Beginning in 2005, the Program allows executives to forego cash compensation in exchange for (i) a cash deferral with an interest rate intended to be slightly higher than otherwise available for comparable investments, (ii) stock units, with dividend equivalents, acquired at a 20% discount to fair market value on the dates compensation otherwise would have been paid, or (iii) an at-market stock option with a Black-Scholes value that is approximately 20% higher than the compensation foregone. (See page 20 for more information on the Deferred Compensation Program.) The table below shows the Salary and Bonus forfeited by each of the executive officers, as well as the number of options or stock units received in lieu of the cash compensation. Stock options granted in lieu of forfeited compensation are also included in the “Long-Term Compensation” column above. The 20% discount on stock unit purchases is included in the “All Other Compensation” column.

		Cash Compensation Forfeited				Equity Received for Compensation Forfeited (#)
		Salary		Bonus		Discount Options	At Market Options	Stock Units
Felix E. Wright	2005 2004 2003	$ $ $	835,380 810,162 791,923	$ $ $	318,472 474,096 262,640	— 59,646 72,124	— — —	59,088 21,052 —
David S. Haffner	2005 2004 2003	$ $ $	652,800 600,138 577,500	$ $ $	232,029 325,094 169,009	— 43,722 52,780	164,097 60,003 —	— — —
Karl G. Glassman	2005 2004 2003	$ $ $	360,884 300,000 250,000	$ $ $	0 0 0	— 21,728 16,505	66,663 — —	— — —
Jack D. Crusa	2005 2004 2003	$ $ $	92,308 101,558 81,212	$ $ $	41,613 24,785 30,064	— 21,222 23,770	24,915 — —	— — —
Joseph D. Downes	2005 2004 2003	$ $ $	92,308 100,689 82,308	$ $ $	0 0 0	— 7,283 5,432	6,460 — —	2,873 — —

(2)	Amounts reported in this column represent tax gross-ups on benefits reported in the All Other Compensation column. The Company’s executive officers receive limited perquisites, including a car allowance or use of a Company car, executive physicals, limited financial, legal and tax planning services, and occasional personal use of corporate aircraft primarily in connection with spousal travel for business entertainment. Perk amounts for the named executive officers were well below the applicable reporting threshold.

Perks are valued at the incremental cost to the Company. The incremental cost of personal use of corporate aircraft is calculated based on the variable costs associated with a given flight. Variable costs include fuel costs, mileage, landing or hangar fees, pilot hotel and meals, and other miscellaneous costs. We also include the cost to the Company of any lost tax deduction due to IRS rules. Because the Company’s planes are used almost exclusively for business travel, we exclude fixed costs which do not change based on usage.

(3)	This column includes an annual option grant plus the number of options, if any, relating to compensation earned in 2005 and deferred under the Deferred Compensation Program, as described in footnote 1. Options awarded in connection with the annual option grant are also included in the Option Grants in 2005 table on page 25. The options listed in this column relating to 2005 deferred compensation, however, are not reflected in the Option Grants in 2005 table, because the options relating to 2005 deferred compensation were granted in December 2004. The deferred compensation option amounts listed in the Option Grants in 2005 table were deemed granted in December 2005 and relate to compensation to be earned in 2006.

(4)	All Other Compensation is as follows:

	Wright	Haffner	Glassman	Crusa	Downes
ESU Program matching contributions (a)	$120,647	$95,246	$70,423	$32,330	$29,811
ESU Program discount (b)	24,980	20,124	39,765	18,074	17,744
Stock Award dividend (c)	30,590	12,552	2,910	1,200	577
Deferred Compensation Program stock unit discount (d)	296,180	—	—	—	14,461
Life insurance premiums	2,240	—	—	—	—
Life insurance income	7,299	1,242	810	1,224	88
Disability insurance	8,715	4,874	1,185	—	—
Foregone Retirement Plan benefit (e)	14,399	4,752	296	1,070	—
Excess retirement accruals (f)	42,466	14,949	5,286	1,186	—
Pension payments (g)	44,441	—	—	—	—
Gift certificate	35	35	35	35	35

Totals	$591,993	$153,774	$120,709	$55,119	$62,716

(a)	The Executive Stock Unit (ESU) Program is intended to replace benefits not available to executive officers under the Company’s Stock Bonus Plan, a tax-qualified defined contribution retirement plan. Under the ESU Program, executives contribute up to 10% of compensation above a certain threshold to purchase stock units equal to one share of Company common stock. The Company matches 50% of the executive’s contribution and will match up to an additional 50% if certain financial objectives are met for the year. Dividend equivalents are credited to participants’ accounts. This amount represents the Company’s matching contributions.
(b)	Stock units purchased under the ESU Program with participant contributions, matching contributions and dividends are purchased at a 15% discount from the market value of Company stock on the purchase date. This amount represents the discount on the those contributions.
(c)	Before the establishment of the ESU Program, the Company had a similar program, the Executive Stock Purchase (ESP) Program, generally intended to replicate benefits available to employees under the Company’s Section 423 stock purchase plan. While the ESP Program was in operation, participants earned Stock Awards for contributions above $25,000 per year. Although the ESP Program is no longer active, cash dividends continue to be credited to the Stock Award accounts. This amount represents the cash dividends paid on Stock Award shares.
(d)	Under the Deferred Compensation Program, participants may elect to forego cash compensation in exchange for stock units, purchased at a 20% discount to market value. This amount represents the 20% discount on those purchases.
(e)	The Company’s Retirement Plan does not recognize deferred compensation as compensation eligible for contributions. Participants who defer some portion of their salary under the Deferred Compensation Program, then, are prevented from making some portion of the contribution they otherwise could have made under the Retirement Plan. Since the Deferred Compensation Program is not intended to increase or decrease an employee’s other benefit programs, we calculate the present value of the amount the employee would have realized under the Retirement Plan if no deferral had occurred and add that amount to the participant’s current Deferred Compensation amount.
(f)	Amounts accrued to the executives’ benefit to compensate them for reductions in retirement benefits resulting from their inability to fully participate in the Company’s tax-qualified defined benefit Retirement Plan.
(g)	Mr. Wright began receiving distributions from the Company’s defined benefit Retirement Plan upon reaching normal retirement age under the plan.

STOCK OPTION INFORMATION

The following table provides information concerning stock options granted in 2005 to the executive officers named above.

OPTION GRANTS IN 2005

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($ per Share)		Expiration Date	Grant Date Present Value (1)
Felix E. Wright	87,400	(2)	4.5%		$28.02	02/08/2015		$492,683
David S. Haffner	70,000 211,162	(2) (3)	14.3%	$ $	28.02 22.96	02/08/2015 12/29/2015	$ $	394,597 1,180,396
Karl G. Glassman	52,500 81,664	(2) (3)	6.8%	$ $	28.02 22.96	02/08/2015 12/29/2015	$ $	295,948 456,502
Jack D. Crusa	22,300 31,293	(2) (3)	2.7%	$ $	28.02 22.96	02/08/2015 12/29/2015	$ $	125,707 174,928
Joseph D. Downes	20,200	(2)	1.0%		$28.02	02/08/2015		$113,869

(1)	“Grant Date Present Value” was calculated using the Black-Scholes option valuation model. Black-Scholes is the most commonly used model for valuing stock options. The following assumptions were used in the model:
•	Stock price volatility was calculated using the daily high-low average price of Leggett common stock for a period of time prior to the date of the grant equal to the estimated option life.
•	The risk-free interest rate for each option grant was the market yield on the date of grant on a Treasury bill with a term identical to the estimated option life.
•	The dividend-yield is calculated as the weighted average of the dividend yield over the estimated option life, assuming a dividend increase consistent with the Company’s historical dividend growth.
•	The expected life of option grants to executive officers was assumed to be 10 years for the grants with a $28.02 exercise price and 8 years for the grants with a $22.96 exercise price.
(2)	Options have a 10-year term, subject to earlier termination if the optionee’s employment ceases, and vest in three annual installments beginning 18 months after grant. Options are transferable only by will or the laws of descent and distribution. In the event of a Change in Control of the Company, as defined in our Flexible Stock Plan, all options immediately become exercisable.
(3)	These amounts represent estimates of the number of at-market stock options that will be deemed to have been granted in 2005 pursuant to elections to defer specified amounts or percentages of salaries and/or bonuses to be earned in 2006 pursuant to the Company’s Deferred Compensation Program, which is described in footnote 1 to the Summary Compensation Table on page 23. The actual amount of 2006 compensation subject to the deferral election cannot be determined until compensation has been earned, bonus payouts are known, and the foregone retirement benefit (described in footnote 4(e) on page 24) has been calculated. Thus, the number of options reported in this table represents an estimate based on the individual’s 2005 compensation, as follows:

Name	Deferral Election for 2006	Estimated Amount (based on 2005 compensation)	Black-Scholes Value of Options Deemed Granted
Mr. Haffner	100% of salary and bonus	$969,654	$1,180,396
Mr. Glassman	$375,000 of salary	$375,000	$456,502
Mr. Crusa	$85,000 of salary, plus any increase, and 50% of bonus	$143,698	$174,928

Accordingly, the actual number of options granted may vary from these amounts deemed to be granted. The options have 10-year terms, vest as compensation is earned and become exercisable on March 15, 2007.

The numbers of options, if any, granted in respect of compensation earned for 2003, 2004 and 2005 that was deferred under the Deferred Compensation Program and reported in the Summary Compensation Table have been adjusted from estimates reported in previous proxy statements to reflect the determination of actual compensation for those years.

AGGREGATED OPTION EXERCISES IN 2005 AND YEAR-END OPTION VALUES

The table below details the stock options exercised in 2005 by the five named executive officers and stock options held by them as of December 31, 2005.

Name	Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options at 12/31/05		Value of Unexercised In-the- Money Options at 12/31/05
			Exercisable	Unexercisable	Exercisable	Unexercisable
Felix E. Wright	0	$0	1,333,378	173,400	$17,024,388	$147,980
David S. Haffner	0	$0	899,316	348,829	$9,565,880	$116,084
Karl G. Glassman	0	$0	285,733	184,914	$1,517,252	$87,063
Jack D. Crusa	0	$0	181,800	76,260	$1,763,829	$38,534
Joseph D. Downes	0	$0	101,320	37,200	$911,089	$46,070

RETIREMENT & PENSION BENEFITS

The Company has a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”). The Retirement Plan requires a contribution from participating employees of 2% of base salary. Employees are not permitted to discontinue contributions to the Retirement Plan while employed by the Company. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly earnings for each year of participation in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages.

Upon reaching his normal retirement date under the Retirement Plan in 2002, Mr. Wright began receiving distributions from the plan. He elected to receive his account contributions in a lump sum and the Company portion of his benefit in 180 guaranteed payments. He received payments totaling $44,441 in 2005 and is expected to receive the same amount in 2006.

Projected annual benefits for the remaining executive officers named in the Summary Compensation Table are listed below, with the exception of Mr. Downes, who does not participate in the Retirement Plan. The estimates assume retirement at age 65.

Executive Officer	Projected Annual Retirement Benefit
David S. Haffner	$49,988
Karl G. Glassman	$69,357
Jack D. Crusa	$48,538

As described in the following section, Mr. Wright is entitled to supplemental pension payments under his employment agreement. If he retired at December 31, 2006, his estimated annual supplemental pension payment would be $640,285, calculated as 55% of the average of his highest consecutive five-year earnings.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

The Company has employment agreements with its top three officers. The Company may terminate any of these agreements without cause upon three months written notice to the executive. In that event, the Company’s financial obligation to the executive continues for the term of the agreement. Except as otherwise noted, benefits provided under the agreements are those generally available to executive officers and/or employees. The material terms of the agreements are set forth below.

Provision	Wright	Haffner	Glassman
Position	Chairman of the Board and Chief Executive Officer	President and Chief Operating Officer	Executive Vice President

Term	expires May 2006, may be extended for 1 year	5 years, expires July 2006	5 years, expires November 2010

Base Salary	$842,520, subject to annual increases as determined by Compensation Committee	$716,140, subject to annual increases as determined by Compensation Committee	$572,915, subject to annual increases as determined by Compensation Committee

Bonus	As determined under Key Officers Incentive Plan at 70% target percentage	As determined under Key Officers Incentive Plan at 60% target percentage	As determined under Key Officers Incentive Plan at 50% target percentage

Executive’s Option to Terminate

•   Upon 6 months written notice to Company

•   If not elected as a director of the company

•   Company merged out of existence, sold or dissolved

•   Working control of company is lost in proxy contest or tender offer

•   Upon 12 months written notice to Company

•   If not elected as a director of the company

•   Company merged out of existence, sold or dissolved

•   Working control of company is lost in proxy contest or tender offer

•   Upon 12 months written notice to Company

•   If not nominated as a director by Board nominating committee

•   Executive does not receive a salary increase in any year, unless due to company wide salary freeze

•   Company merged out of existence, sold or dissolved

•   Working control of company is lost in proxy contest or tender offer

Termination by Company for Cause	• Conviction of felony crime • Continuing, willful violation of specific written directions of the Board following notice of such violation • Continuing, repeated, willful failure to	• Conviction of felony crime • Continuing, willful violation of specific written directions of the Board following notice of such violation • Continuing, repeated, willful failure to	• Conviction of felony crime • Willful breach of Code of Business Conduct that causes material injury to company • Willful act of fraud, misappropriation, or dishonesty that causes

Provision	Wright	Haffner	Glassman
Termination by company for cause, con’t.	perform duties after written notice from Board	perform duties after written notice from Board

material injury to company or results in material enrichment to executive at expense of company

•   Willful violation of specific written directions of the Board or CEO following notice of such violation

•   Continuing, repeated, willful failure to substantially perform duties after written notice from Board

Mr. Wright is entitled to a supplemental pension in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension begins upon the later of termination of employment or the expiration of any consulting agreement (as described below). The supplemental pension will be for life or 15 years, whichever is longer. Mr. Wright’s annual supplemental pension payments will be 55% of the average of his highest consecutive five-year earnings (“Average Earnings”), and “earnings” include only salary and bonus. His Average Earnings were $1,164,154 at December 31, 2005. While he receives supplemental pension payments, the Company will provide Mr. Wright and his spouse with life and medical insurance benefits and will reimburse him for the taxes he incurs on those benefits.

Mr. Wright may elect to enter into a two-year consulting agreement within 120 days after termination of employment, except in the case of total disability or termination for cause. He will be paid an amount during the first and second years of consultation equal to 75% and 60%, respectively, of Average Earnings.

Change-in-Control

The Company also has severance benefit agreements with its top three officers that become effective upon a change-in-control of the Company. As defined in the agreements, a change-in-control is deemed to have occurred if:

•	There is a change in control as contemplated by Item 6(e) of Schedule 14A, Regulation 14A or by Item 5.01 of Form 8-K of the Securities Exchange Act of 1934 (“Exchange Act”)

•	Any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner of 25% or more of the combined voting power of the Company’s outstanding voting securities

•	The current directors or their “successors” (as defined in the agreement) cease to constitute a majority of the Board of Directors

•	After a merger or consolidation with another corporation, less than 75% of the outstanding voting securities of the surviving corporation are owned by the former shareholders of the Company

•	The Company liquidates, sells or otherwise transfers all or substantially all of its assets to a person not controlled by the Company both immediately prior to and after such sale

The severance benefit agreements have no fixed expiration dates. Any benefits provided under the agreements are in addition to, and not in lieu of, any benefits that may be provided under the executive’s employment agreement. The agreements entitle the covered executives to severance benefits if, during a specified period following a change-in-control of the Company (the “Protected Period”), (i) the executive’s employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for “good reason.” Under each of the agreements, the following items constitute termination for good reason:

•	A reduction in executive’s base salary or failure to increase base salary each year during Protected Period within a certain range

•	A material change in executive’s responsibilities, title or office

•	Assignment of the executive to position or duties inconsistent with those in effect prior to the change in control or an expansion of such duties without executive’s consent

•	The discontinuation of cash bonus plan or reduction of bonus

•	A requirement to relocate

•	A failure to continue any benefit or other compensation plan in effect prior to change in control without offering substantially equal replacements

•	A failure to provide vacation days to which executive is entitled

•	Any attempt to terminate executive not in accordance with terms of agreement

Events considered grounds for termination by the Company for cause are the same as those set forth in each executive’s employment agreement (see page 27). Additional details of the agreements are set forth below.

Provision	Wright	Haffner	Glassman
Protected Period	36 months immediately following change in control	36 months immediately following change in control	30 months immediately following change in control

Benefits upon Termination of Employment by Company (other than for Disability or Cause) or by Executive for Good Reason

•   Base salary through date of termination

•   Pro-rata bonus for year of termination

•   Monthly severance payments equal to 170% of executive’s base salary X 3 payable monthly for 36 months

•   Continuation of benefits for 36 months

•   Lump sum additional retirement benefit

•   Acceleration and immediate

•   Base salary through date of termination

•   Pro-rata bonus for year of termination

•   Monthly severance payments equal to 160% of executive’s base salary X 3 payable monthly for 36 months

•   Continuation of benefits for 36 months

•   Lump sum additional retirement benefit

•   Acceleration and immediate

•   Base salary through date of termination

•   Pro-rata bonus for year of termination

•   Monthly severance payments equal to 150% of executive’s base salary X 2.5 payable monthly for 30 months

•   Continuation of benefits for 30 months

•   Lump sum additional retirement benefit

Provision	Wright	Haffner	Glassman

exercisability of all unexercised stock options or surrender for cash

•   Repurchase of company shares owned by executive

•   Reimbursement for job search and relocation expenses

•   Reimbursement for legal fees incurred in enforcing agreement exercisability of all unexercised stock options or surrender for cash

•   Repurchase of company shares owned by executive

•   Reimbursement for job search and relocation expenses

•   Reimbursement for legal fees incurred in enforcing agreement

• Acceleration and immediate exercisability of all unexercised stock options or surrender for cash • Repurchase of company shares owned by executive

Gross Up Payment	None	• Gross up payment of amount equal to excise taxes payable by executive plus all income, employment and excise taxes incurred on the gross up payment

•   Gross up payment of amount equal to excise taxes payable by executive plus all income, employment and excise taxes incurred on the gross up payment

•   Gross up payment only made if benefits under the agreement exceed the IRS threshold giving rise to the tax by 10% or more; if less than 10%, benefits capped at $1 below the threshold

All amounts received by the executive as cash compensation from a new full-time job will reduce the cash severance payments dollar for dollar. Similarly, any fringe benefits the executive receives from his new job will reduce any fringe benefits the Company is then providing. Nevertheless, the executive is not required to find a new job.

The agreements further provide that, within one year following a change-in-control opposed by a majority of the directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive’s cash compensation for the calendar year preceding the date of his termination and certain fringe benefits for one year.

If Mr. Wright elects to take the severance benefits provided, he will forfeit his right to enter into the two-year consulting agreement with the Company provided in his employment agreement.

RELATED PARTY TRANSACTIONS

The Compensation Committee reviews and approves transactions involving the Company and its directors and executive officers.

We buy shares of our common stock from our employees from time to time, and in 2005 we purchased shares from two of our officers and directors. All employees, including the officer and director listed below, are charged a $25.00 administrative fee for each transaction. Stock is purchased at the closing market price at the time of purchase. Details of the purchases are set out below.

Name	Date of Purchase	Number of Shares	Market Price per Share	Total Purchase Price
Harry M. Cornell Jr.	3/14/05	52,000	$29.35	$1,526,200
Karl G. Glassman	7/25/05	13,387	$26.13	$349,802

Under the terms of the Company’s previous employment agreement with Mr. Cornell, he is entitled to certain post-retirement benefits, including life insurance coverage and certain health benefits. Although the Company no longer maintains a life insurance policy on Mr. Cornell, it paid him a tax gross-up of $2,221 in 2005 related to 2004 life insurance premiums then in effect. The Company paid $15,158 in 2005 for Mr. Cornell’s Medicare, supplemental insurance and prescription drug expenses. Amounts for these benefits in 2006 are expected to be comparable. Upon his retirement, Mr. Cornell also became entitled to supplemental pension payments equal to 65% of the average of his highest consecutive five-year earnings, less an offset for social security benefits, for the longer of 15 years or life. These payments totaled $758,016 in 2005. As approved by the Compensation Committee, Mr. Cornell also uses office space and secretarial services provided by the Company. He reimburses the Company for the actual costs of these benefits. In 2005, he reimbursed the Company $80,418 for secretarial services (salary and benefits) and $10,104 for office space at a rate equal to that of a lease for comparable facilities in the area.

On August 5, 2005, Mr. Cornell, his spouse, and the Company sold jointly owned residential property and furnishings located in Keystone, Colorado, to Williams Marketing Services, Inc., a company controlled by Mr. Cornell’s stepson, Mark Williams. Mr. Cornell and his spouse owned 64.1% of the real property and 48.9% of the furnishings, and the Company owned 35.9% of the real property and 51.1% of the furnishings. The real property was valued at $1,250,000, which was the middle of three appraisals conducted by independent third party licensed appraisers. The furnishings were valued at $40,000. The Company received $448,750 for its real property interest and $20,440 for its interest in the furnishings, less customary closing fees. The Company also sold certain artwork that had been kept at the property to Mr. Cornell for $28,825 and to Williams Marketing Services, Inc. for $40,500. Mr. Wright, representing the Company, and Mr. Cornell negotiated the value of the furnishings and artwork. The Compensation Committee reviewed and approved these transactions in advance.

Mr. Wright and the Company are parties to an agreement whereby Mr. Wright leases to the Company for business entertainment purposes certain real estate located in Durango, Colorado for $40,000 per year. The lease has a 3-year term that expires December 31, 2006 and was approved by the Compensation Committee. The Compensation Committee believes the terms of the lease are at or below the market rate for similar properties in that area.

The Company employs certain relatives of its directors and executive officers, as set forth below. In addition to salary and bonus amounts, each of the following employees also received benefits generally available to salaried executives, including participation in equity benefit plans.

Director/Officer Name	Relationship	Related Person’s Name	Title	2005 Salary & Bonus	No. of Stock Options (1)
Harry M. Cornell Jr.	Son-in law	Lance Beshore	VP—Public Affairs & Government Relations	$229,951	4,325
Felix E. Wright	Son-in-law	Tom Wells Jr.	Group VP—Director of R&D, Bedding Group	$104,183	900
Felix E. Wright	Son	Felix E. Wright II	Group VP of Sales—Home Furniture	$90,767	600
David S. Haffner	Brother	Dennis Haffner	Plant Superintendent	$88,616	500

(1)	Options were granted in connection with the Company’s annual grant to key employees. The options are granted at market, vest in one-third increments over 42 months and have a 10-year term.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of our common stock on February 28, 2006, by the Company’s Directors, the Chief Executive Officer and the other four most highly compensated executive officers, director nominees, and all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Directors and Executive Officers	Common Stock	Stock Units (1)	Options Exercisable within 60 Days	Total	% of Class (2)
Raymond F. Bentele, Director	5,314	1,804	25,740	32,858	—
Ralph W. Clark, Director	7,124	819	12,346	20,289	—
Harry M. Cornell, Jr., Chairman Emeritus of the Board	4,843,319	—	203,423	5,046,742	2.8%
Jack D. Crusa, Senior Vice President and President—Specialized Products Segment	17,770	17,023	171,800	206,593.1%
Joseph D. Downes, Senior Vice President and President—Industrial Materials Segment	85,860	17,266	99,808	202,934.1%
Robert Ted Enloe, III, Director	5,315	—	33,386	38,701	—
Richard T. Fisher, Vice Chairman of the Board	119,115	676	9,028	128,819	—
Karl G. Glassman, Executive Vice President and President—Residential Furnishings Segment and Director	31,747	33,904	285,733	351,384.2%
David S. Haffner, President and Chief Operating Officer and Director	451,823	175,064	899,316	1,526,203.8%
Joseph W. McClanathan, Director	939	—	—	939	—
Judy C. Odom, Director	6,428	340	9,629	16,397	—
Maurice E. Purnell, Jr., Director	11,315	—	36,622	47,937	—
Phoebe A. Wood, Director	610	502	—	1,112	—
Felix E. Wright, Chairman of the Board and Chief Executive Officer	1,743,770	428,402	1,333,378	3,505,550	1.9%
All executive officers and directors as a group (19 Persons)	7,457,488	734,956	3,456,726	11,649,170	6.2%

(1)	Stock units are held on account under the Company’s Executive Deferred Stock Program, Executive Stock Unit Program and Deferred Compensation Program. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution, which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.
(2)	Beneficial ownership of less than .1% of the class is not shown.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of February 28, 2006, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Capital Group International, Inc.	12,220,590	(1)	6.6%
11100 Santa Monica Blvd., 15th Floor Los Angeles, CA 90025

(1)

Capital Group International, Inc. (CGII) is the parent company of five investment management companies, one of which is Capital Guardian Trust, a California state-chartered trust company that acts as investment manager to large institutional accounts. Each investment management company acts separately from the others and from CGII in exercising investment discretion over its managed accounts. CGII is deemed to have sole dispositive power with respect to 12,220,590 shares and sole voting power with respect to 9,268,340 shares. CGII reports beneficial ownership in its capacity as a parent holding company with respect to the holdings of its subsidiaries, the majority of which are held by Capital Guardian Trust (10,386,370 shares). This information is based on Schedule 13G of Capital Group International, Inc., dated February 3, 2006, which reported beneficial ownership as of December 31, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC and the NYSE. We must identify in this proxy statement those individuals for whom any of these reports was not filed in a timely manner. Our executive officers and directors made all filings on a timely basis in 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance of options under all the Company’s equity compensation plans as of December 31, 2005. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	14,595,661	$16.75	12,473,286
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	14,595,661	$16.75	12,473,286

(1)(a)	This is an aggregate figure of stock issuable under the following plans:

Director Stock Option Plan. This is a frozen plan and no future awards will be granted under it. Accordingly, column (c) reflects zero shares available for this plan, but column (a) reflects 71,743 options that remain outstanding under the plan. All options under this plan were granted in lieu of cash compensation otherwise payable to non-employee directors. The options were granted at a 50% discount to the market value of the Company’s stock on the date of grant and had a 15-year term.

Flexible Stock Plan. Includes 12,378,195 options outstanding, 1,206,755 stock units convertible to common stock under the Executive Stock Unit Program, 206,867 stock units convertible to common stock under the Deferred Compensation Program, and 732,101 stock units convertible to common stock under the Executive Deferred Stock Program.

The Flexible Stock Plan allows for the grant of various types of equity awards, including restricted stock. Grants of restricted stock are not subject to any limits under the plan, but the Company currently only grants restricted stock to its non-employee directors. The grants are made annually pursuant to a formula and vest after one year. To date, only 10,754 shares of restricted stock have been granted. Restricted stock has already been issued and is not considered outstanding for the purposes of column (a) above.

(1)(b)	The stock units listed in column (a) are not reflected in this column, as they do not have an exercise price. Approximately one-third of the total options outstanding in column (a) were granted to independent directors and key executives in lieu of compensation that otherwise would have been payable in cash. The discounted exercise price of these “purchased” options decreases the weighted-average exercise price of the options outstanding. If these outstanding discount deferred compensation options were excluded from the calculation, the weighted-average exercise price of our outstanding options would be $21.52.

(1)(c)	Shares available for future issuance include: 8,757,334 shares under the Flexible Stock Plan; 3,715,952 shares 1989 Discount Stock Plan; and zero shares under the Director Stock Option Plan. The 1989 Discount Stock Plan is a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

INDEPENDENT AUDITOR FEES AND SERVICES

The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2004 and 2005 are set forth below.

Type of Service	2005	2004
Audit Fees (1)	$2,376,312	$2,960,032
Audit-Related Fees (2)	$102,323	$111,944
Tax Fees (3)	$708,177	$1,780,801
All Other Fees	$0	$0

Totals	$3,186,812	$4,852,777

(1)	Includes: rendering an opinion on the Company’s consolidated financial statements, the effectiveness of internal controls over financial reporting, and management’s assessment of internal controls over financial reporting; quarterly reviews of our financial statements; statutory audits as required; comfort and debt covenant letters to underwriters; and services in connection with securities regulatory filings.
(2)	Includes: consulting on accounting and financial reporting issues; limited procedures reports related to agreements or arbitrations; continuing professional education; audits of employee benefit plans; and due diligence and audit procedures related to acquisitions and joint ventures.
(3)	Includes: preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures.

The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. All services provided by PwC in 2005 were approved in accordance with the adopted procedures. The current procedures are attached to this proxy statement as Appendix B. There were no fees paid in 2005 for which the pre-approval requirement was waived.

The Audit Committee has determined that the provision of these approved non-audit services by PwC is compatible with maintaining PwC’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of six non-management directors who are independent as required by NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett.com.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s financial statements with management and PwC. The Audit Committee also discussed with PwC all items required by the standards of the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee received the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed the independent registered public accounting firm’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2005 Annual Report on Form 10-K.

Raymond F. Bentele (Chair)

Ralph W. Clark

Richard T. Fisher

Joseph W. McClanathan

Judy C. Odom

Phoebe A. Wood

OTHER MATTERS

We are not aware of any business to be acted upon at the annual meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

By Order of the Board of Directors

Ernest C. Jett
Secretary

Carthage, Missouri

March 31, 2006

Appendix A

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

The New York Stock Exchange listing rules define an “Independent Director” as one who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. To assist the Board in making determinations of director independence consistent with requirements under applicable securities laws and regulations and the New York Stock Exchange listing rules, the Board has adopted the following standards.

A director who meets all of the following categorical standards shall be presumed to be “independent”:

•	The director is not, and has not been within the last three years, employed by the Company and has no immediate family member who is or has been an executive officer of the Company within the last three years.

•	During any 12-month period within the last three years, the director has not received, nor have his or her immediate family members received, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) need not be considered in determining independence under this test.

•	The director is not a current partner or employee of a firm that is the Company’s internal or external auditor. If the director was within the last three years, but is no longer, a partner or employee of such firm, the director did not personally work on the Company’s audit during that time. Furthermore, the director has no immediate family member who (i) is a current partner of such firm; (ii) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iii) was within the last three years, but is no longer, a partner or employee of the firm and personally worked on the Company’s audit during that time.

•	Neither the director nor his or her immediate family member is or has been within the last three years, employed as an executive officer by a company where a current Company executive officer at the same time serves or served on that company’s compensation committee.

•	The director is not a current employee, nor is his or her immediate family member an executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. This standard applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; former employment of the director or immediate family member need not be considered. Although not required by the New York Stock Exchange, the Company will apply this standard to contributions made by the Company to tax-exempt organizations in which the director serves as an executive officer.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, and anyone (other than domestic employees) who shares such person’s home. The term does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Although a director who meets all of the above categorical standards will be presumed to be independent, the Board will review all relevant facts and circumstances of a relationship covered by these standards and, based upon such review, may determine in its discretion that a director is not independent. The Board also will determine the independence of any director with a relationship to the Company that is not covered by the above standards.

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Appendix B

LEGGETT & PLATT, INCORPORATED

AUDIT COMMITTEE

PRE-APPROVAL PROCEDURES FOR AUDIT AND NON-AUDIT SERVICES

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm (hereinafter “the Company’s auditors”). The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s auditors. Following are the pre-approval procedures for audit and non-audit services.

I.	Audit Services:

A.	Following the Audit Committee’s annual recommendation of the Company’s auditors, management is authorized to direct such audit firm to:

1.	Perform all audit procedures required to render an opinion on the Company’s financial statements for the upcoming fiscal year;

2.	Subject to Article III hereof, perform all audit procedures required to attest to and report on managements’ evaluation of internal controls and procedures for the upcoming fiscal year;

3.	Perform a quarterly review of the Company’s financial statements prior to filing the Form 10Q;

4.	Perform statutory audits in any and all countries that the audit firm can most effectively perform this service for the Company;

5.	Provide comfort and debt covenant letters to underwriters, debt holders, and others; and

6.	Perform all other services normally provided by the Company’s auditors in connection with any regulatory filings.

B.	Management is authorized to discuss fee arrangements as necessary to perform the above services, subject to final review and approval by the Audit Committee.

C.	The Chairman of the Audit Committee will sign the engagement letter for the above services.

D.	Quarterly, management will report to the Audit Committee any fees paid to the Company’s auditors in connection with the above audit services.

II.	Non-Audit Services:

A.	Management is expected, where appropriate, to seek competitive bids for non-audit services from other qualified providers in addition to the Company’s auditors.

B.	Any individual engagement for non-audit services provided by the Company’s auditor (and not listed below) must be specifically approved in advance by the Audit Committee.

C.	Management is authorized to engage the Company’s auditors to perform the following audit-related services, provided no individual engagement fee exceeds $200,000:

1.	Consult on accounting and financial reporting issues related to new or proposed transactions, accounting principles or statutory requirements;

2.	Limited procedure reports related to contracts, agreements, arbitration, or government filings;

3.	Continuing professional education provided to Company personnel on accounting, financial reporting, tax and other areas;

4.	Audits of employee benefit plans; and

B-1

5.	Due diligence and audit procedures related to acquisitions and joint ventures.

D.	Management is authorized to engage the Company’s auditors for the following tax services, provided no individual engagement fee exceeds $200,000:

1.	Preparation or review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings;

2.	Preparation or review of expatriate and similar employee tax returns and tax filings;

3.	Tax consulting and advice related to compliance with applicable tax laws;

4.	Tax planning strategies and their implementation; and

5.	Tax due diligence assistance related to acquisitions and joint ventures.

E.	All other services provided by the Company’s auditors must be specifically approved in advance of the engagement, except that the pre-approval requirement is waived if:

1.	The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to the audit firm during the fiscal year in which the services are provided;

2.	Such services were not recognized by management at the time of the engagement to be non-audit services; and

3.	Such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the annual audit by the Audit Committee.

F.	Management is authorized to negotiate fee arrangements as necessary to perform the above services, subject to review, and advance approval if required above, by the Audit Committee.

G.	Management is authorized to sign any engagement letters necessary for the performance of the above services, subject to review, and advance approval if required above, by the Audit Committee.

H.	Quarterly, management will report to the Audit Committee any fees paid to the Company’s auditors in connection with the above non-audit services.

I.	Except for internal control-related services, the Chairman of the Audit Committee is authorized, on behalf of the Audit Committee, to approve any non-audit services to be provided by the Company’s auditors when such approval is necessary to the efficient and effective engagement of the Company’s auditors between regular Audit Committee meetings. Any such services approved by the Chairman of the Audit Committee will be reported at the next regular Audit Committee meeting.

III.	Internal Control-Related Services. Notwithstanding any provision in these Pre-approval procedures, the Audit Committee must specifically approve in advance of the engagement all internal control related services to be performed by the Company’s auditors.

IV.	Foreign Statutory Audits. If the Company engages an accounting firm other than the Company’s auditors to perform foreign statutory audit services then these Pre-approval procedures will apply to such services.

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Driving Directions to the Cornell Conference Center

c/o UMB Bank, N.A. P.O. Box 419064 Kansas City, MO 64141-6064

VOTE BY TELEPHONE
Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: UMB Bank, P.O. Box 535450, Pittsburgh PA 15253.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or over the Internet, do not mail your proxy card.

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Proxy card must be signed and dated.

ò    Please fold and detach card at perforation before mailing.     ò

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LEGGETT & PLATT, INCORPORATED

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Felix E. Wright, David S. Haffner and Ernest C. Jett, or any one of them, with full power of substitution, as attorneys-in-fact, agents and proxies of the undersigned to vote the shares of stock of which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Leggett & Platt, Incorporated, to be held at the Company’s Corporate Headquarters, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 10, 2006, at 10:00 a.m. local time and at any adjournment or postponement thereof.

CONTINUED ON REVERSE SIDE

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to UMB Bank, P.O. Box 535450, Pittsburgh, PA 15253, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

DRIVING DIRECTIONS TO THE

CORNELL CONFERENCE CENTER

ò    Please fold and detach card at perforation before mailing.     ò

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LEGGETT & PLATT, INCORPORATED					PROXY

This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3 and in the discretion of the proxies upon such other business as may properly come before the meeting and any adjournment hereof.

The Board recommends that you vote FOR proposals 1 and 2.			The Board recommends that you vote AGAINST proposal 3.
1.	ELECTION OF DIRECTORS:		3.	A shareholder proposal requesting the addition of sexual
	(01) Raymond F. Bentele	(07) David S. Haffner		orientation to the Company’s written non-discrimination policy.
	(02) Ralph W. Clark	(08) Joseph W. McClanathan		☐	FOR ☐ AGAINST ☐ ABSTAIN
	(03) Harry M. Cornell, Jr.	(09) Judy C. Odom
	(04) Robert Ted Enloe, III	(10) Maurice E. Purnell, Jr.
	(05) Richard T. Fisher	(11) Phoebe A. Wood
	(06) Karl G. Glassman	(12) Felix E. Wright			Signature

☐	FOR all nominees listed above except as otherwise indicated

☐	WITHHOLD AUTHORITY on all nominees listed above.				Signature if held jointly

	To withhold authority to vote for any individual nominee, strike a line through such nominee’s name.				Dated:	, 2006.
Please sign exactly as your name(s) appear(s) on this card. If
2.	The ratification of the Board’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.				stock is jointly owned, both parties must sign. Attorneys in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.
	☐ FOR ☐ AGAINST ☐ ABSTAIN				CONTINUED ON REVERSE SIDE

VOTING INSTRUCTIONS TO THE COMMITTEE ADMINISTERING

THE LEGGETT & PLATT, INCORPORATED

STOCK BONUS PLAN

I hereby instruct the Committee to vote all shares of Common Stock of Leggett & Platt, Incorporated credited to my account in the Leggett & Platt, Incorporated Stock Bonus Plan as of March 6, 2006, at the Annual Meeting of Common Shareholders to be held on May 10, 2006, and at any adjournment thereof, on the following matters, all as set forth in the Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS ONE AND TWO

(1)	ELECTION OF DIRECTORS		Raymond F. Bentele; Ralph W. Clark; Harry M. Cornell, Jr.; R. Ted Enloe, III; Richard T. Fisher; Karl G. Glassman; David S. Haffner; Joseph W. McClanathan; Judy C. Odom; Maurice E. Purnell, Jr.; Phoebe A. Wood; Felix E. Wright

	☐ FOR ALL	☐ WITHHOLD
	NOMINEES	AUTHORITY	(INSTRUCTION: To withhold authority to vote for any individual nominee write (except those listed) that nominee’s name on the space provided below.)

________________________________________________________
The Board of Directors recommends a vote FOR all director nominees listed.

(2)	PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006

☐ FOR ☐ AGAINST ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL THREE

(3)	SHAREHOLDER PROPOSAL REQUESTING THE ADDITION OF SEXUAL ORIENTATION TO THE COMPANY’S WRITTEN NON-DISCRIMINATION POLICY

☐ FOR ☐ AGAINST ☐ ABSTAIN

(4)	IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

Please sign EXACTLY as your name appears on the mailing label. The shares represented hereby will be voted as you specify. IF YOU GIVE NO INSTRUCTIONS OR IF YOUR INSTRUCTIONS ARE NOT RECEIVED BY THE CORPORATE HUMAN RESOURCES DEPARTMENT ON OR BEFORE APRIL 28, 2006, THE COMMITTEE WILL DIRECT THE TRUSTEE TO VOTE THE SHARES CREDITED TO YOUR ACCOUNT ON ALL PROPOSALS LISTED ABOVE AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Participant

Date

VOTING INSTRUCTIONS TO THE COMMITTEE ADMINISTERING

THE LEGGETT & PLATT, INCORPORATED

401(k) PLAN

I hereby instruct the Committee to vote all shares of Common Stock of Leggett & Platt, Incorporated credited to my account in the Leggett & Platt, Incorporated 401(k) Plan as of March 6, 2006, at the Annual Meeting of Common Shareholders to be held on May 10, 2006, and at any adjournment thereof, on the following matters, all as set forth in the Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS ONE AND TWO

(1)	ELECTION OF DIRECTORS		Raymond F. Bentele; Ralph W. Clark; Harry M. Cornell, Jr.; R. Ted Enloe, III; Richard T. Fisher; Karl G. Glassman; David S. Haffner; Joseph W. McClanathan; Judy C. Odom; Maurice E. Purnell, Jr.; Phoebe A. Wood; Felix E. Wright

	☐ FOR ALL	☐ WITHHOLD
	NOMINEES	AUTHORITY	(INSTRUCTION: To withhold authority to vote for any individual nominee write (except those listed) that nominee’s name on the space provided below.)

________________________________________________________
The Board of Directors recommends a vote FOR all director nominees listed.

(2)	PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006

☐ FOR ☐ AGAINST ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL THREE

(3)	SHAREHOLDER PROPOSAL REQUESTING THE ADDITION OF SEXUAL ORIENTATION TO THE COMPANY’S WRITTEN NON-DISCRIMINATION POLICY

☐ FOR ☐ AGAINST ☐ ABSTAIN

(4)	IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

Please sign EXACTLY as your name appears on the mailing label. The shares represented hereby will be voted as you specify. IF YOU GIVE NO INSTRUCTIONS OR IF YOUR INSTRUCTIONS ARE NOT RECEIVED BY THE CORPORATE HUMAN RESOURCES DEPARTMENT ON OR BEFORE APRIL 28, 2006, THE COMMITTEE WILL DIRECT THE TRUSTEE TO VOTE THE SHARES CREDITED TO YOUR ACCOUNT ON ALL PROPOSALS LISTED ABOVE AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Participant

Date